Exhibit 10.1

SEVERANCE AGREEMENT AND WAIVER OF CLAIMS

This SEVERANCE AGREEMENT AND WAIVER OF CLAIMS (hereinafter referred to as the “Agreement”) is made and entered into by and between JAMES M. OTTERBERG (hereinafter referred to as “Separating Employee”) and UNIFI, INC., a New York corporation (hereinafter referred to as “Unifi” or “the Company”), to be effective as of the date described in Section 20 hereof.

WHEREAS, the Company and Separating Employee mutually agreed that Separating Employee’s employment with the Company will terminate as of November 2, 2015; and

WHEREAS, the Company desires to provide Separating Employee with severance benefits, and the parties desire to provide for the settlement of potential disputes between them arising out of or relating to Separating Employee’s employment with the Company or Separating Employee’s termination of employment with the Company;

THEREFORE, in consideration of the mutual agreements and promises set forth herein, the receipt and sufficiency of which are hereby acknowledged, Separating Employee and the Company agree as follows:

1.

Termination of Employment. Separating Employee and the Company hereby confirm their mutual agreement that their employment relationship will terminate on November 2, 2015 (the “Separation Date”), including all of Separating Employee’s officer and other positions and employment-based status with the Company or any of its subsidiaries or affiliates.

1 of 13

2.	Payments. The Company agrees to make (or Separating Employee shall be entitled to receive) the following payments:

(a)

The Company will pay Separating Employee during the Severance Period (which shall mean the 52-week period immediately following the Separation Date) a total of fifty-two (52) weeks of severance pay, with such payments being made in equal installments on the Company’s normal payroll disbursement dates during the Severance Period, beginning on the first scheduled payroll disbursement date after the Effective Date (as defined in Section 20). Such severance payments will be based on Separating Employee’s effective weekly base salary of $ 5,769.23. All payments will be subject to withholdings for state and federal taxes and any authorized deductions.

(b)

Six (6) months after the Separation Date (or such earlier or later date as may be required thereunder), Separating Employee will be paid the amounts that have been accrued for him under the Company’s Supplemental Key Employee Retirement Plan (“SERP”), provided that Separating Employee will not accrue or receive any contribution to the SERP with respect to any time period after the Separation Date.

(c)	Separating Employee will receive, as a lump-sum payment made on the Company’s next scheduled payroll disbursement date following the Effective Date (as defined in Section 20) an amount equal to all unused and accrued vacation pay.

(d)	As referenced in Section 4(b) hereof, Separating Employee shall be entitled to receive, and/or to exercise his rights under, vested equity awards or accrued employee benefits according to their respective terms.

2 of 13

3.	Medical and Dental Insurance. The Company will continue to provide Separating Employee (and eligible dependents) medical and dental coverage on the terms and for the period set forth here:

(a)

Such coverage shall be on the same terms and conditions as the coverage being provided to active employees of the Company, and in accordance with the terms of the Unifi, Inc. Employee Welfare Benefit Plan then in effect (the “Welfare Plan”), and shall be provided until such time that Separating Employee begins new employment (which may be gainful self-employment as determined by the Company in its sole discretion) or the end of the Severance Period, whichever comes first. Separating Employee’s cost of medical and dental insurance will be the same as the cost of such insurance for active employees, and such cost shall be treated as an authorized deduction from the severance payments.

(b)

When Separating Employee’s medical and dental insurance coverage terminates under this Agreement, Separating Employee shall be entitled to continue his medical and dental insurance coverage under (and to the extent required by) the federal COBRA law.

(c)

All of Separating Employee’s other benefits under the Welfare Plan will terminate on the Separation Date, including, without limitation, benefits in the event of disability, life insurance coverage, and accidental death and dismemberment coverage.

3 of 13

4.

Waiver of Claims. Separating Employee agrees not to make any claim or demand, or to commence any type of legal action (including administrative charges or lawsuits), against the Company (or any of its directors, officers, officials, employees or agents) or any related companies, subsidiaries, affiliates, or successors or assigns with respect to any matter arising out of or relating to Separating Employee’s employment with or termination from the Company. Without limiting the foregoing, the following terms shall also apply.

(a)

Separating Employee hereby agrees that this Agreement constitutes a release of any and all rights, claims or causes of action arising under any state or federal constitution, statute, law, rule or regulation, or any common-law principle of tort, contract or equity, and that this Agreement is also a waiver of claims that specifically includes (but is not limited to) any action under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; and the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.

(b)

By entering into this Agreement, Separating Employee does not waive or relinquish any rights he might have under vested stock options or vested restricted stock units or to accrued retirement benefits or other accrued employee benefits, in each case as of the Separation Date, by reason of Separating Employee’s termination of employment. The rights and obligations with respect to such benefits are governed by the terms and conditions of the subject plans or award agreements providing therefor.

4 of 13

5.

Complete Defense. Other than as provided in Section 13 hereof, the parties agree that this Agreement may be treated as a complete defense to any legal, equitable or administrative action that may be brought, instituted or taken by Separating Employee, or on his behalf, against the Company, any related companies or any of the Company’s subsidiaries or affiliates and shall forever be a complete bar to the commencement or prosecution of any claim, demand, lawsuit, charge or other legal proceeding of any kind against the Company, any related companies and any of the Company’s subsidiaries or affiliates and the respective directors, officers, officials, employees and agents of any of them, including any successors and assigns, arising out of or relating to his employment with the Company and/or the termination of his employment with the Company.

6.

Notification of Other Employment. Separating Employee agrees that, within ten (10) days of accepting other employment (or becoming self-employed), he will inform the Company of (a) the name and address of his employer and (b) his eligibility for medical and dental insurance coverage with such employer. This notification requirement shall expire at the end of the Severance Period.

7.

Full Cooperation. Separating Employee agrees to cooperate fully with the Company in providing information and assistance, as requested by the Company, relating to his work assignments and any other Company matter with which he was involved (or was required to be involved) during his employment, including, without limitation, the transfer to others of knowledge he possesses about the Company’s operations or business affairs in order to facilitate an orderly transition and avoid disruption of the Company’s operations or business affairs. Separating Employee also understands that he may be needed by the Company as a witness in connection with potential dispute resolution of certain matters (that the Company is or may in the future become involved) in which he may have participated or have gained knowledge while employed with the Company. Separating Employee agrees that he will provide, as reasonably requested by the Company, good faith assistance and cooperation to the Company in such matters, including, but not limited to, arbitrations and litigations, which may include testifying for the Company. The Company agrees to reimburse Separating Employee for his reasonable out of pocket costs and expenses (including travel expenses, and lost wages or other compensation) incurred in connection with such assistance or cooperation.

5 of 13

8.

Return of Company Property. Separating Employee agrees that he will return to the Company, not later than three (3) days after the Separation Date, all Company property in his possession or under his control, which shall include (without limitation) any originals or copies of documents, electronic media or other materials (in electronic, hard copy or other form) and Confidential Information (as defined below), including, but not limited to, all property or information, reports, files, memos, plans, lists or other records (including electronically stored information) belonging to the Company or any of its subsidiaries or affiliates, including copies, extracts or other documents derived from such property or information. Separating Employee may retain as his personal property the cell phone(s), tablet and laptop computer that have been provided to him by the Company, but he shall no longer be entitled to the benefit of any service therefor paid for by the Company.

9.

Confidentiality of Agreement. The Company and Separating Employee agree that this Agreement and all of its terms and conditions shall be treated by each in a confidential manner, and none of the terms shall be disclosed by either party to any third parties, except: (a) to attorneys for and other advisors, accountants or consultants to a party on a “need to know” and confidential basis in connection with this Agreement and the actions contemplated hereby; (b) as may be required by regulatory authorities; (c) as may be required by statute, decision, or judicial or administrative order, rule or regulation, provided that such disclosure shall be limited to the portion of the Agreement as may be required; (d) as may be agreed to in advance in writing by the parties; (e) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that such disclosure shall be limited to the portion of the Agreement as may be required; (f) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by a party to this Agreement); and (g) in connection with any litigation or other adversary proceeding involving parties hereto that involves claims related to the rights or duties of such parties under this Agreement.

6 of 13

10.

Non-Disclosure of Confidential Information. Separating Employee agrees that, for a period of two (2) years from the Effective Date of this Agreement, he will not disclose or make available to any person or other entity any trade secrets, Confidential Information (as defined below), or “know-how” relating to the business of the Company or any of its affiliates or subsidiaries, without written authority from the Company’s Chief Executive Officer or President, unless he is compelled to disclose such matter by judicial process. In connection with and in addition to the foregoing, Separating Employee further agrees to the following.

(a)

With regards to any information that constitutes a “trade secret” under applicable law, Separating Employee agrees to maintain the confidentiality thereof for any greater maximum period of time or extent that is provided under such law.

(b)

Separating Employee shall immediately notify the Company of his receipt or awareness of any judicial process that would require disclose by Separating Employee of any information subject to this Section 10, so that the Company can have an opportunity to seek to challenge the requirement. Separating Employee shall cooperate in good faith as requested by the Company to support any such lawful challenge by the Company, provided that the Company pays any reasonable expenses incurred by Separating Employee in connection with such cooperation.

(c)

For purposes of this Agreement, “Confidential Information” shall mean all information about the Company or any of its subsidiaries or affiliates, or relating to any of their products or any phase of their operations, that is treated as confidential by the Company and is not generally known to any of its or their competitors (as defined below), or that is not public information and was acquired by Separating Employee during the term of his employment.

7 of 13

11.	Non-Compete.

(a)

Separating Employee agrees that, beginning on the Separation Date and continuing for the Severance Period, he will not, in a capacity that actually competes with the Company or any of its subsidiaries or affiliates, accept any employment or consulting arrangement with (or offer advice, suggestions or input to) any company, entity or person who is a competitor of the Company.

(b)

Separating Employee agrees that he will not directly or indirectly, during the Severance Period, own any interest in (other than ownership of less than two percent (2%) of any class of stock of a publicly held company), manage, operate, control, be employed by, render advisory services to, act as a consultant to, participate in, assess or be connected with any competitor in a capacity that actually competes with the Company or any of its subsidiaries or affiliates, unless approved by the Chief Executive Officer or President of the Company.

(c)

For purposes of this Agreement, a “competitor” shall mean any company (incorporated or unincorporated), entity or person engaged in the business of developing, producing or distributing a product similar to any product produced by the Company or any of its subsidiaries or affiliates.

8 of 13

12.

Relief for Breach. Separating Employee understands and agrees that the Company’s obligation to perform under this Agreement is conditioned upon Separating Employee’s covenants and promises to the Company as set forth herein. If Separating Employee breaches any such covenant or promise, or causes any such covenant or promise to be breached, the Company, in its sole and absolute discretion, shall have the option to terminate performance of its obligations under this Agreement, in which case the Company shall have no further liability or obligation to Separating Employee. Separating Employee further acknowledges that compliance with Sections 9, 10 and 11 of this Agreement is necessary to protect the Company’s business and goodwill (or those of its subsidiaries and affiliates); a breach of any such Section will do irreparable and continual damage to the Company or its subsidiaries or affiliates; and an award of monetary damages would not be adequate to remedy such harm. Therefore, if Separating Employee breaches or threatens to breach this Agreement, the Company (for itself and/or its subsidiaries or affiliates) shall be entitled to both a preliminary and permanent injunction in order to prevent the occurrence or continuation of such harm, without the need to post bond or other surety or to establish actual harm. Nothing in this Agreement, however, shall prohibit the Company from also pursuing any other remedies.

9 of 13

13.

Special Representation; Indemnity. Separating Employee represents and warrants that he has no knowledge of any illegal or improper act, misrepresentation or omission, concealment of information or other potentially improper act committed by Separating Employee or by the Company, or any officer, director or employee of the Company. The Company agrees to indemnify Separating Employee and hold him harmless from and against any and all legal, equitable or administrative action of third parties arising out of actions taken by Separating Employee within the scope of his employment.

14.

Entire Agreement; Modification. Separating Employee affirms that the only consideration for the signing of this Agreement is set forth in this Agreement, and that no other promises or assurances of any kind have been made to him by the Company, its attorneys or agents or any other person on behalf of the Company as an inducement for him to sign this Agreement. This Agreement can be modified only by a written document that is signed by the party to be bound thereby.

15.

Partial Invalidity. The parties agree that the provisions of this Agreement shall be severable, and that the invalidity or unenforceability of any portion of any provision shall not affect the validity or enforceability of other portions or provisions. Such invalid or unenforceable provisions or portions shall be limited appropriately and given effect to the extent that they are otherwise enforceable.

16.

Representatives and Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives and permitted successors and assigns. Separating Employee shall not be entitled to assign his rights (or delegate his responsibilities) under this Agreement to any person or entity, without the prior written approval of the Company.

10 of 13

17.

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina (without regards to its conflict of laws principles) and any applicable federal laws.

18.

Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and hand delivered to (or refused by) the receiving party, or if delivered to the receiving party (or refused by the party) via nationally recognized courier service, or electronic transmission, as follows:

If to Separating Employee, then:

JAMES M. OTTERBERG

10 Bluegill Cove

Greensboro, NC 27455

e-mail: jmotterberg@gmail.com

If to the Company, then:

Unifi, Inc.

7201 W. Friendly Avenue

Greensboro, NC 27410

Attn: Alison Jester

e-mail: ajester@unifi.com

19.

Arbitration. If any dispute arises between Separating Employee and the Company with respect to the construction or interpretation of this Agreement or the alleged breach thereof, which cannot be settled amicably by agreement of the parties, each such dispute shall be submitted for binding resolution by arbitration by a single arbitrator in the City of Greensboro, North Carolina, in accordance with the rules of the American Arbitration Association, and judgment upon the award by such arbitrator shall be final, binding and conclusive upon the parties and may be entered in the highest court, state or federal, having jurisdiction. The foregoing notwithstanding, the Company shall be entitled to seek injunctive relief as contemplated by and provided for in Section 12 hereof, if and when appropriate.

11 of 13

20.  Revocation. Separating Employee understands that he may revoke this Agreement at any time within seven (7) days after the date of his signing and delivery of the Agreement to the Company (the “Revocation Period”), notwithstanding that such period may extend beyond the Separation Date, but that the Company’s obligations to make any payments to Separating Employee under this Agreement shall not be activated until the expiration of the Revocation Period. To revoke the Agreement, Separating Employee must notify Alison Jester in writing within the Revocation Period that he no longer wishes to be bound by this Agreement and desires to revoke the Agreement immediately. This Agreement may be signed prior to the Separation Date, and it shall be effective as to the Company (subject to Section 21 hereof) when signed and delivered by the Company; however, this Agreement shall not become effective as to Separating Employee unless and until the Revocation Period expires (the “Effective Date”), without Separating Employee having revoked the Agreement.

21.  Further Acknowledgement. In addition to having been informed of his revocation right as set forth in Section 20 hereof, Separating Employee hereby acknowledges that, prior to his signing the Agreement, he was informed by the Company that he may review this Agreement and consider its terms for a period of twenty-one (21) days following the date of its signing and delivery by the Company as indicated below, after which, if not signed and delivered by Separating Employee to the Company, it would no longer be effective as to the Company (and would be rescinded by the Company automatically), without further action or notice whatsoever. Separating Employee also acknowledges that he has been informed by the Company that he may discuss this Agreement with an attorney of his choice (subject to the confidentiality requirements of Section 9) and Separating Employee had an opportunity to do so. Separating Employee affirms that he has carefully read this entire Agreement, that he possesses sufficient education and/or experience to fully understand the extent and impact of its provisions, and that he enters into this Agreement of his own free will with the intention of being legally bound.

12 of 13

/s/ JAMES M. OTTERBERG

James M. Otterberg

Date: November 2, 2015

UNIFI, INC.

By: /s/ WILLIAM L. JASPER

       William L. Jasper

       Chairman and Chief Executive Officer

       Date: November 2, 2015

13 of 13